EXHIBIT 99.1

BNS Co.

200 FRENCHTOWN ROAD, SUITE 2,

NORTH KINGSTOWN, RHODE ISLAND 02852

FOR IMMEDIATE RELEASE

BNS Co. ANNOUNCES SHAREHOLDER APPROVAL FOR SALE OF RHODE ISLAND PROPERTY

North Kingstown, Rhode Island, July 28, 2003 – At the annual shareholder meeting held today at its North Kingstown headquarters, BNS Co. (OTCBB:BNSXA) announced the shareholder approval of the sale of the company’s North Kingstown, RI property for $20.2 million. The buyer is Wasserman RE Ventures LLC, a Providence based developer with interests in properties throughout the U.S. The property consists of the former international headquarters for Brown and Sharpe Manufacturing Company (the name was changed to BNS Co. in April 2001), a Rhode Island icon and one of the oldest corporations in America. The company was established in 1833, just seven years after the death of Thomas Jefferson and John Adams. It has been in continuous operation since then, but in recent years has been gradually selling its operating units. The North Kingstown property represents one of the last assets remaining in the company. It also holds a gravel extraction and land fill operation in the UK which it intends to sell as well.

Also approved at the meeting were proposals for the election of directors and the appointment of Ernst & Young LLP as auditors for the coming year.

The following statement was presented at the meeting by Michael Warren, President and CEO of the company, to expand upon the company’s plans for liquidation as outlined in the proxy statement for the meeting.

“With the approval of Proposal 1 in hand, we will move to complete the sale of this property. That transaction is scheduled to close in the next few days. At closing, we will receive net proceeds of approximately $18.5 million. From those proceeds we will pay off certain liabilities of the company as noted in the Proxy Statement. The Board currently plans to meet later in August to determine how much of the proceeds from the sale can be distributed to shareholders. It is the present intention of the Board to make an initial distribution as early as is feasible and prudent. However, the amount of any initial distribution must take into account a number of factors, not all of which are within the control of the company. My comments today are intended to give you a summary description of those factors.

“As we have previously noted in our disclosure filings, it is the present intention of the Board to sell the remaining assets of the company, dissolve the company, and adopt a plan of liquidation, which may involve setting up a liquidating trust. This is a complicated process, especially in the case of a company such as BNS where there exist a number of un-quantifiable contingent liabilities relating to past products and activities. I will describe the effect of those contingencies in more detail in a moment.

“There are several strategic paths we could pursue to resolve the issues facing the company and reach closure. These paths include the following:

1. One, continuing as a public company, and continuing to efficiently liquidate the remaining assets and liabilities of the company, and then perhaps dissolving the corporation. This is a difficult path, as it involves considerable costs for on-going public company disclosure and reporting compliance. It also would likely involve a delay in dissolving the company until existing legal claims are settled, thus leaving the company exposed to further claims in the future. This is because, under Delaware corporate law, claims can continue to be filed against a dissolved company for a period of three years or more. If the company does not dissolve, these claims could continue for an indefinite period.

2. Path Number 2: Taking the company private through a form of self-tender for the outstanding shares of the company. The intention would be to reduce the number of shareholders, and there-by eliminate the costs of public filing requirements. The company could then continue to liquidate its remaining assets and liabilities as a private company or pursue other activities. However, there are a number of technical difficulties that make this path awkward if not undesirable.

3. Path Number 3: Taking the company private through a merger or cash tender offer from an unrelated third party. The proceeds thus received by the existing shareholders would be taxed only to the extent that they had capital gains above the basis of their stock, subject to holding period requirements. We are continuing to explore this possibility, but to date there has been little interest expressed. It may be that the uncertain speculative value of the UK property and the presence of the contingent liabilities make this path unattractive to potential buyers.

4. Path Number 4: Sell the UK property, dissolve the company, distribute funds to shareholders, and form a liquidating trust with sufficient assets to cover the remaining liabilities of the company, both actual and contingent. The existing shareholders would become Liquidating Trust Certificate holders. The Trust would have no public reporting requirements. In turn, there would be no public market for these certificates, and, in addition, they could not be transferred other than in certain limited circumstances. The advantage of this path is that the dissolution triggers the three year limit on additional claims against the company, and under court supervision the risks for the shareholders, directors and trustees is limited.

“Under each of these scenarios there may be one or more distributions to shareholders. However, each of these paths involves a certain amount of risk associated with the ultimate realizable value of the remaining assets and the magnitude of the contingent liabilities. There are varying levels of risk, both to you as shareholders, and to those of us serving as your directors, officers, and potential future trustees, concerning the amount and timing of any distributions to shareholders. And there are tax consequences associated with each path. Each path would also require a vote of approval at a special meeting of shareholders.

“The Board believes that the simplest means of accomplishing the liquidation strategy would be to receive a merger or cash tender offer from an unrelated third party, path Number 3. As I said, we continue to pursue this path, but to date have received only limited expressions of interest.

“In the absence of interest in path Number 3, the Board currently believes that path Number 4—to dissolve the company and form a liquidating trust—will yield the best results for the shareholders. This is the surest way to limit future claims filed against the company, thereby limiting the magnitude of the contingent liabilities. As I mentioned earlier, once the company is dissolved there begins a three year limit on additional claims that can be filed against the remaining assets. The trust would likely remain in existence for three years or until such time as all claims had been adequately settled under the Delaware law. This path will continue as our primary focus unless other circumstances or options present themselves.

“I would like to describe for you some of the complicating factors that must be taken into consideration in making any decision on the future steps taken by the company. While there are a number of variables we are assessing, there are essentially four significant variables:

1. The sale of the remaining significant asset of the company, the gravel extraction and land fill property in the UK;

2. The extent of the contingent liabilities of the company, which in the past have been relatively insignificant and unquantifiable but now are more significant in relation to the far smaller remaining assets of the company;

3. The level of risk assumed by the shareholders and by the Board, officers or an eventual liquidating trustee, and the costs of mitigating that risk; and

4. The tax effect of any distributions to shareholders under the various paths, and of any transfer of assets to a liquidating trust;

“Let me first address the UK property. The UK property is being actively marketed, in an effort to determine its currently realizable value. This is a unique property, in that it faces one of the main arteries into the city of London and is near the entrance to Heathrow airport, one of the busiest airports in the world. However, development on this property is restricted by a “Greenbelt” designation, the equivalent of a zoning restriction limiting development and thereby limiting the value of the property. Effecting a change in the Greenbelt designation is complicated, could be a five to ten year process, and the probability of success is uncertain. However, the property will continue to generate income from its landfill activities for a number of years. Thus the value of the property consists of the net present value of this revenue stream, net of expenses, and the speculative value of the possibility of changing the Greenbelt designation and opening the property to development possibilities. We presently intend to accept bids for this property until sometime in August, and then determine which, if any, of the bids received should be accepted and presented to shareholders for approval. This information will be carefully considered by the Board in its determination of the initial distribution to shareholders.

“The second variable, that of contingent liabilities, is also complex as well as uncertain. As previously disclosed, the company is subject to the filing of claims and lawsuits relating to past products manufactured by the company and other business activities. Some of these suits are toxic tort claims resulting from the use of asbestos components in pumps manufactured by the company’s former pump division, which was sold several years ago. There have also been tort claims brought by owners and users of machine tools manufactured and sold by a division that was sold several years ago. And there have been a few miscellaneous claims relating to employment activities, environmental issues, sales tax audits and personal injury claims. The company expects that it will continue to be subject to similar claims in the future, for three years or more after dissolution. As a matter of Delaware law (and we are a Delaware corporation) the directors are required to take these future claims into consideration and provide for final resolution of them in any liquidation strategy. Also, the three year period could be extended by the court if it deemed it necessary.

“The company has insurance in place to cover some portion of some of these claims. But in general the coverage available is limited and involves large self-insured retentions. For some claims there is no coverage available. The company is seeking to place a cap on the insurable claims by establishing an insurance program that will cover risks above a specified amount, with a defined self-insured retention for which the company will set aside funds. This type of program will not be inexpensive, but it will help us define our exposure to claims that would otherwise remain indeterminate and would impede completion of any liquidation. With the more clearly defined exposures and costs of this insurance program, the Board will be better able to evaluate the amount of funds that must be retained to cover current and future liabilities. Again, we expect to have estimates of the form of this program later in August, and this information will also be carefully considered by the Board in its determination of the initial distribution to shareholders.

“Another component of the company’s risk management plan, related to the third variable, is to maintain adequate Directors’ and Officers’ insurance that would be transferable to a successor liquidating trust, should that path be followed. The current D&O policy is due for renewal at the end of August. The annual premium for this past year was $395,000. We expect that a renewal premium with a run-off period of three to six years, or the expected life of any successor entity, will be substantially higher. We are currently awaiting bids for this coverage, and the costs will be carefully considered by the Board in its determination of the initial distribution to shareholders.

“The fourth variable involves the tax effect on shareholders for distributions under the various paths to liquidation. Rather than have a detailed discussion of a very complicated issue here, I will refer you to your own tax advisors, and to the text of the proxy statement for this meeting, which does have a more detailed discussion of tax matters. However, I would like to underscore one aspect of the formation of a liquidating trust, should that path be taken. The net assets, that is, the assets less the known liabilities, transferred into a successor liquidating trust, will represent reportable taxable income to the shareholders. Let me repeat that. The net assets, that is, the assets less the known liabilities, transferred into a successor liquidating trust, will represent reportable taxable income to the shareholders. There have been instances with other companies where this reportable taxable income has been substantially more than the cash distributions made to shareholders prior to liquidation, creating a tax liability not offset with cash received at that time. This would generally be caused by the requirement to transfer assets to the trust to cover future liabilities that are, at the time of the transfer, not definable as liabilities and therefore not deductible for tax purposes. As those contingencies become actual liabilities, and are recordable as liabilities in the future, the same shareholders would receive a refundable tax credit in that later year.

“We are very conscious of this factor, and are striving, through our insurance strategies, to make this timing gap between cash received and taxable income or expense as small as possible, should the liquidating trust path be chosen.

“Because of these and other factors, you should be aware that, under most of these paths to liquidation, the final payments made to shareholders could be delayed for a significant period of time. We are mindful of the need to comply with the dissolution provisions of the Delaware General Corporation Law, both in order to guard against fraudulent conveyances and to protect the shareholders, the directors, and any potential liquidating trustee from liability with respect to shareholder distributions. We have engaged Delaware counsel to advise us in these matters.

“Again, of the four paths I outlined earlier, only a merger or tender offer made by an unrelated third party would safely allow for a single up-front payment to shareholders, without having to wait for the settlement of contingent liabilities, or for the sale of the UK property, for that matter. The company explored this path in 2000 and in 2001, and did not receive offers of a reasonable price at that time. But, we continue to investigate this path.

“In the absence of interest in this path, the Board believes that path Number 4—to dissolve the company and form a liquidating trust—will yield the best results for the shareholders. While we continue to explore other alternatives, this currently is our primary focus.

“I hope this discussion has been helpful in understanding the issues facing the company as we proceed with developing a plan of liquidation. As I have indicated, we are facing unusual and complex issues, and we expect to have a clearer picture of the ultimate path later next month. To more fully understand the issues we have presented here, I would advise that you consult the Proxy Statement for this meeting, as well as your own tax advisors.”

The company has also announced the move of its offices, effective August 4, 2003, to the following address:

BNS Co.

25 Enterprise Center

Suite 103

Middletown, RI 02842

401-848-6300 phone

401-848-6444 fax

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of assumptions, risks, and uncertainties that could cause the actual results of the Company to differ materially from those matters expressed in or implied by such forward-looking statements. They involve known and unknown risks, uncertainties, and other factors, which are in some cases beyond the control of the Company. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings.

For further information, refer to the Company’s Form 10K filed with the SEC in March, Form 10Q for the first quarter of 2003 filed in April, and the Company’s proxy statement for the Annual Meeting filed in June. A copy of all filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: Michael Warren, President and Chief Executive Officer, telephone (401) 886-7415. The Company does not maintain a web site.

END